Exhibit 10.9

AMENDMENT

TO THE DOMINION RESOURCES, INC.

INCENTIVE COMPENSATION PLAN

EFFECTIVE JUNE 20, 2007

RESOLVED, that the definition of Fair Market Value in the Incentive Compensation Plan is hereby amended by replacing Section 2(m) in its entirety with the following:

(m) “Fair Market Value” means the closing price of a share of Company Stock, as reported in the Wall Street Journal or other financial reporting service selected by the Company, as of the last day on which Company Stock is traded preceding the Date of Grant or preceding any other date for which the value of Company Stock must be determined under the Plan.

RESOLVED, that the officers of the Company are authorized and directed to take any and all actions necessary to implement the foregoing resolution.